Exhibit 10.2

ARIBA, INC. COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

EFFECTIVE OCTOBER 1, 2005

A.	Cash Compensation

1.	Board retainer: $50,000 per year, paid in quarterly installments.

2.	Lead Independent Director retainer: $10,000 per year, paid in quarterly installments.

3.	Board meeting fee: $2,500 for each meeting attended in person and each regularly scheduled telephone meeting, paid quarterly.

4.	Committee chair retainer: $5,000 per year ($10,000 per year for the Audit Committee Chair), paid in quarterly installments.

5.	Committee meeting fee: $1,000 for each meeting attended in person and each regularly scheduled telephone meeting, paid quarterly.

B.	Equity Compensation

1.	Initial restricted stock grant: shares with a market value of $100,000. All of the shares vest on the first permissible trading date after the first anniversary of the grant, with immediate full vesting in the event of a change in control. The shares will be granted by the Compensation Committee under the 1999 Equity Incentive Plan (the “EIP”) in conjunction with the director’s initial appointment or election to the Board.

2.	Annual restricted stock grant: shares with a market value of $100,000. All of the shares vest on the first permissible trading date after the first anniversary of the grant, with immediate full vesting in the event of a change in control. The shares will be granted by the Compensation Committee under the EIP in conjunction with the Annual Meeting of stockholders.

3.	Voluntary exchange of cash retainers and meeting fees for stock options or shares, as contemplated by Article 13 of the EIP:

(a)	An election to exchange cash for options or shares must be made in writing, must be filed with the Company before the first day of the first quarter to which the election applies and must remain in effect until revoked or amended in writing.

(b)	Any amendment or revocation of an election must be filed with the Company before the first day of the first quarter to which it applies.

(c)	An election to exchange cash for options or shares may apply to all or any part (but not less than 50%) of the cash compensation earned during each period to which the election applies.

(d)	The options or shares will automatically be granted as of the last day of the quarter for which the cash compensation would have been paid, absent the director’s election.

(e)	For purposes of the exchange of cash for options, the value of the options will be calculated as of the date of grant by applying the formula and assumptions used by the Company’s independent auditors in preparing the Company’s financial statements.

(f)	For purposes of the exchange of cash for shares, the value of the shares will be calculated on the basis of the closing price as of the date of grant.

(g)	The options will have an exercise price per share equal to 100% of the fair market value per share of the Company’s Common Stock on the date of grant.

(h)	The term of the options will be 10 years, except that they will terminate 12 months after the director’s service terminates for any reason.

(i)	The options will be immediately exercisable and fully vested.

(j)	The shares will be fully vested.

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